DC 陳錦福會計師事務所
Dominic K.F. Chan & Co., *Certified Public Accountants (Practising)*

香港旺角亞皆老街8號朗豪坊辦公大樓21樓2105室
Room 2105, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Hong Kong.

Tel: 2780 0607 Fax: 2780 0013
www.dominickfchancpa.com.hk

The Board of Directors
Roots Biopack Group Ltd (the "Company")
18/F Metroplaza Tower II
223 Hing Fong Road, Kwai Fong
New Territories
Hong Kong

18th September, 2007

By email and original by Post

Re : Audit engagement for the year ended 31st December, 2007

We refer to the telephone conversations and email correspondences with your Ms Elan Lee. We write to clarify that I was the auditor of Roots Biopack Group Ltd (and its subsidiaries) for the financial years ended 31st December, 2006 and 2005. Although we were informed that the Company will be merged with a US listed Co, we were not provided with any of the documents and filings with the United State Securities and Exchange Commission ("SEC") except an extract of the letter from SEC dated July 27, 2007. We were not provided with any of the post-merger consolidated or proforma financials statements or information. Therefore we cannot agree or disagree with any of your financial information and statements file with the SEC.

Although we understand that we will deem to be the auditor of the whole group after merger as Roots Biopack Group Ltd will be the accounting acquirer, we were never informed with any information regarding the progress of the merger. We were not informed whether we have been re-appointed as auditor at your annual general meeting. We didn't know whether you have appointed a new auditor or not. On the other hand, we need to have all these information and the terms and scope of work in order to assess whether we can accept the audit engagement for the year ended 31st December, 2007.

DC 陳錦福會計師事務所
Dominic K.F. Chan & Co., *Certified Public Accountants (Practising)*

香港旺角亞皆老街8號朗豪坊辦公大樓21樓2105室
Room 2105, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Hong Kong.

Tel: 2780 0607 Fax: 2780 0013
www.dominickfchancpa.com.hk

Nevertheless, from the recent correspondences, we understand that the Company intends to appoint a new auditor. To avoid any doubt, if we are still considered as auditor of your Company, we hereby tender our resignation with immediate effect.

Thank you for your kind attention

Dominic K F Chan & Co
Certified Public Accountants

c.c. Mr. Kevin Stout, the Office of the Chief Accountants, SEC